Exhibit 99.1

Contact:

David S. Boone

Chief Executive Officer

American CareSource Holdings, Inc.

Tel: 972-308-6830

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS ANNOUNCES

STRONG THIRD QUARTER FINANCIAL RESULTS

- Company reports Q3 profit of $188 thousand, or $0.01 per share -

DALLAS, TX – November 12, 2007 -- American CareSource Holdings, Inc. (AMEX: XSI) today announced financial and operational results for the third quarter and nine months ended September 30, 2007. Highlights include:

•	The Company reported a quarterly profit of $188 thousand in net income, or $0.01 per share – a first in its ten year history.
•	Achieved $7.1 million in revenue for the quarter, a record 114% rise in revenues for Q3 2007 compared to Q3 2006.
•	Achieved two consecutive quarters of 77% quarter over quarter growth from Q1 2007 to Q3 2007. This is the largest increase in sequential revenue in the Company’s history.
•	The Company generated EBITDA, as adjusted, of $357 thousand for the quarter and $(306) thousand year to date.
•

EBITDA, as adjusted, is defined as income (loss) from operations less depreciation and amortization, non-cash warrant and option compensation expense and executive severance. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income (loss) from operations reported under generally accepted accounting principles (GAAP).

•	Claims volume increased to 40,317 for Q3 2007, up 139% over Q3 2006.
•	Recent key executive changes to lead the Company:
•	David S. Boone promoted to Chief Executive Officer
•	Steven J. Armond appointed Chief Financial Officer

Revenues for the third quarter of 2007 rose 114% to $7.1 million compared to $3.3 million in the third quarter of 2006. For the nine months ended September 30, 2007, the Company reported revenues of $13.4 million, a 55% increase compared to revenues of $8.6 million in the same period of 2006.

The Company reported net income of $188 thousand, or $0.01 per share, for the third quarter of 2007, compared to a net loss of $116 thousand, or $0.01 per share, in the same period last year. Factors affecting positive current quarter results include increases in revenue from Texas True Choice and HealthSmart, and the implementation of AAG and InterPlan Health Group.

For the nine months ended September 30, 2007, the Company reported a net loss of $1,139 thousand, or $0.08 per share, compared to a net loss of $641 thousand, or $0.05 per share, for the same period in 2006. Excluding the one time charge for the departure of the Company’s former Chief Executive Officer, the net loss for the nine months ended September 30, 2007 was $801 thousand.

Cash provided by operations was $143 thousand in the third quarter of 2007 versus cash used of $177 thousand in the third quarter of 2006. At September 30, 2007, the Company had $3.6 million in cash and cash equivalents compared to $5.0 million at December 31, 2006.

Commenting on the Company’s most recent results, David S. Boone, Chief Executive Officer, noted, “We are pleased with our third quarter results, which we believe reflect the progress we are achieving along a number of financial milestones. Most importantly, we believe that this increase in revenue demonstrates an inflection point in our evolution as a Company.

"We recently welcomed Steve Armond to the executive team as the Company’s Chief Financial Officer. In this position, and given his deep experience in financial management, planning and analysis and corporate administration, Steve will play a critical role in seeing that American CareSource achieves both its financial and operational milestones going forward. We are glad to have him aboard.”

Conference Call

As previously announced, American CareSource will hold a conference call to discuss financial results of the third quarter ended September 30, 2007 as follows:

Date:	Monday, November 12, 2007
Time:	11:00 AM ET/10:00 AM CT
Dial-in numbers:	888-812-8518 (U.S. & Canada) or 913-312-1488
Live webcast:	www.anci-care.com, under “News and Events”

The teleconference replay will be available two hours after completion through Monday, November 19, 2007 at 888-203-1112 (U.S. only) or 719-457-0820. The replay passcode is 8264771. The archived webcast will be available for one year on the Company’s investor website, www.anci-care.com, under “News and Events.”

About American CareSource Holdings, Inc.

American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of more than 24,000 ancillary provider sites. Through its product offerings, American CareSource helps its clients reduce the cost of ancillary services rendered through its network of providers in more than 30 service categories. The Company’s ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

AMERICAN CARESOURCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of
ASSETS	September 30, 2007	December 31, 2006
CURRENT ASSETS
Cash	$3,630,133	$5,025,380
Accounts Receivable	2,467,471	1,334,950
Other	614,869	33,515
Total Current Assets	6,712,473	6,393,845

Net Property, Plant, and Equipment	318,144	266,555

Other Assets
Certificate of Deposit, Restricted	145,000	145,000
Intangible Assets	1,547,633	1,707,819
Goodwill	4,361,299	4,361,299
Total Other Assets	6,053,932	6,214,118
Total Assets	$13,084,549	$12,874,518

Liabilities and Stockholders' Equity

Current Liabilities
Due to Service Providers	$1,881,702	$1,077,174
Accounts Payable and Accrued Liabilities	1,174,305	761,926
Current Maturities of Long-Term Debt	55,041	352,718
Total Current Liabilities	3,111,048	2,191,818

Long-Term Debt	59,910	101,541

Total Liabilities	3,170,958	2,293,359

stockholders' Equity:

Common Stock-par value $0.01, 40,000,000 shares authorized and 14,654,167 and 14,486,615 shares issued and outstanding as of September 30, 2007 and December 31, 2006 respectively	146,542	144,866

Preferred Stock-par value $0.01, 10,000,000 shares authorized and none outstanding	-	-

Additional Paid in Capital	17,457,604	17,034,176
Deferred Debt Issuance Cost	-	(46,300)
Accumulated (Deficit)	(7,690,555)	(6,551,583)

Total Stockholders’ Equity	9,913,591	10,581,159

Total Liabilities and Equity	$13,084,549	$12,874,518

AMERICAN CARESOURCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	September 30,
	2007	2006
REVENUES
Net Ancillary Health	$7,088,499	$3,283,570
Patient Claims Processing	-	29,870
Net Revenue	7,088,499	3,313,440

Total Cost of Revenues	6,091,789	2,689,471

Net Margin	996,710	623,969

Selling, General, and Administrative Expense	766,648	665,841
Depreciation and Amortization	86,445	77,271

Total Operating Expense	853,093	743,112

Operating (Loss)	143,617	(119,143)

Net Interest (Income)	(47,430)	(57,241)
Interest Expense	2,836	8,174
Debt Issuance Cost	-	46,300

Total Other (Income) Expense	(44,594)	(2,767)

Net Income (Loss) Before Income Tax	188,211	(116,376)
Income Tax Expense	-	-

Net Income (Loss)	$188,211	$(116,376)

NET INCOME (LOSS) PER SHARE – BASIC	$0.01	$(0.01)
WEIGHTED AVERAGE COMMON SHARES – BASIC	14,555,314	14,472,867

NET INCOME (LOSS) PER SHARE – DILUTED	$0.01	$(0.01)
WEIGHTED AVERAGE COMMON SHARES – DILUTED	16,888,882	14,472,867
Reconciliation of Income (Loss) from Operations to EBITDA, as adjusted
Operating Income (Loss)	$143,617	$(119,143)
Depreciation and Amortization	86,445	77,271
EBITDA *	230,062	(41,872)

Executive severance	-	-
Non-cash Option/Warrant Compensation Expense	127,161	63,223
EBITDA, as adjusted	$357,223	$21,351

*EBITDA is earnings before interest, taxes, depreciation, and amortization

AMERICAN CARESOURCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2006
REVENUES
Net Ancillary Health	$13,363,356	$8,512,425
Patient Claims Processing	-	95,337
Net Revenue	13,363,356	8,607,762

Total Cost of Revenues	11,671,724	6,904,779

Net Margin	1,691,632	1,702,983

Selling, General, and Administrative Expense	2,677,919	2,038,718
Depreciation and Amortization	248,161	235,618

Total Operating Expense	2,926,080	2,274,336

Operating (Loss)	(1,234,448)	(571,353)

Net Interest (Income)	(151,062)	(132,753)
Interest Expense	9,286	63,082
Debt Issuance Cost	46,299	138,900

Total Other (Income) Expense	(95,477)	69,229

Net Income (Loss) Before Income Tax	(1,138,971)	(640,582)
Income Tax Expense	-	-

Net Income (Loss)	$(1,138,971)	$(640,582)

NET INCOME (LOSS) PER SHARE – BASIC	$(0.08)	$(0.05)
WEIGHTED AVERAGE COMMON SHARES – BASIC	14,511,642	14,066,192

NET INCOME (LOSS) PER SHARE – DILUTED	$(0.08)	$(0.05)
WEIGHTED AVERAGE COMMON SHARES – DILUTED	14,511,642	14,066,192
Reconciliation of Income (Loss) from Operations to EBITDA, as adjusted
Operating Income (Loss)	$ (1,234,448)	$ (571,353)
Depreciation and Amortization	248,160	235,617
EBITDA *	(986,288)	(335,736)

Executive severance	338,010	-
Non-cash Option/Warrant Compensation Expense	342,012	137,615
EBITDA, as adjusted	$ (306,266)	$ (198,121)

*EBITDA is earnings before interest, taxes, depreciation, and amortization

AMERICAN CARESOURCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30,
	2007	2006

OPERATING ACTIVITIES:
Net loss	$(1,138,971)	$(640,582)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	319,965	137,615
Depreciation and amortization	248,160	235,618
Compensation expense related to warrants	46,300	138,900
Client management expense related to warrants	22,047	-
(Gain) on disposal of assets	-	(33,359)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(1,132,521)	(1,514,904)
(Increase) in other current assets	(550,488)	(107,524)
Increase in accounts payable and accrued liabilities	412,379	299,173
Increase (decrease) in amounts payable to service providers	804,528	1,060,363

Net cash (used in) operating activities	(968,601)	(424,700)

INVESTING ACTIVITIES:
Purchase of property and equipment	(139,563)	(161,866)
Sales of equipment	-	65,225
Net cash (used in) investing activities	(139,563)	(96,641)

FINANCING ACTIVITIES:
Borrowings from line of credit	-	200,000
Net proceeds from new debt	-	135,000
Payment on line of credit or long term debt	(339,308)	(3,714,121)
Net proceeds from the exercising of stock options	52,225	34,575
Net proceeds from the sale of capital stock	-	9,069,848

Net cash provided by (used in) financing activities	$(287,083)	$5,725,302

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(1,395,247)	$5,203,961

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,025,380	23,399

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,630,133	$5,227,360

Supplemental disclosures cash flow information
Cash paid for interest	$28,147	$48,591
Supplemental disclosure of non-cash financing activity
Issuance of warrants in payment of client management fees	$52,913	-